Moody National REIT II, Inc. 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

On behalf of our board of directors, let me begin by expressing my gratitude for your continued patience and understanding in what has been a tumultuous 2020-2021 for hotels in general and the REIT II portfolio specifically. As we have stated before, the cataclysmic impact of the COVID-19 pandemic on hotel room demand necessitated that we vigilantly act in all capacities to shore up cash in order to protect the equity investment in the portfolio. As a result of these efforts, we were able to navigate through the year with the REIT II portfolio intact.

By way of update, the REIT II Revenue for the year ending 12/31/20 was $39,403,000, compared to $84,677,000 in 2019, which is a decline of 53.4% for the year. If you break that down to Revenue per Available room, or “RevPAR,” the portfolio is down 54.7%, which, compared to our competitive set, has a positive variance of 3.4%. REIT II continues to perform better than many of its peers in the public space when looking at 2020-2021 RevPAR.

As mentioned in the last update, we have been working with our lenders on various levels of loan modification in order to help us work through these revenue challenges, and we have been working on options for a credit facility to assist in paying back forborne amounts to senior lenders in accordance with the applicable 12-18 month payback periods provided for in the aforementioned loan modifications. As a quick refresh, we think it is more strategically beneficial to obtain a credit facility in order to come out of special servicing where the assets are in some form of cash management situation whether it be a cash trap or lockbox and return to master servicing, which allows us to better control the application of incoming revenue from the properties. It is much easier to operate and manage when current on our mortgage payments and not in cash management.

With respect to the current Net Asset Value (NAV) per share, our board of directors has historically determined an estimated NAV per share of each class of our common stock as of December 31st of each year. For reference, on March 24, 2020, our board of directors, including all of our independent directors, determined an estimated NAV per share of our Class A Shares, Class I Shares and Class T Shares as of December 31, 2019 of $23.50. Our board of directors expected to determine a new NAV per share for each class of our common stock as of December 31, 2020, however due to the unprecedented effects of the ongoing COVID-19 pandemic on our financial condition and the hospitality sector as a whole, our board was unable to determine an estimated NAV per share as of December 31, 2020 in accordance with our historical practice. As a result of the continuing effects of the COVID-19 pandemic, including extreme volatility and lack of liquidity in the commercial real estate market which makes accurate property values difficult to discern, our board of directors remains unable to determine an updated estimated NAV per share. Unfortunately, at this time, we cannot provide any assurance as to when our board of directors will be able to determine an estimated NAV per share, however our board intends to do so when circumstances permit. We will not resume the repurchase of shares of our common stock pursuant to our share repurchase program or the reinvestment of distributions pursuant to our distribution reinvestment plan without first disclosing an updated NAV per share of our common stock.

Now, due to increased vaccinations, the CDC’s favorable travel guidance, and a reduction in traditional lodging supply that is leading to an increase in hotel room demand, we anticipate market improvement in the second half 2021. As a result, we are encouraged as we see the CBRE forecast of 55.1% occupancy level for hotels the second half of 2021, up from an anticipated 43% in the first half of the year. Further, CBRE’s most recent forecast projects 13.6% growth in 2021RevPAR, 43.1% growth in 2022, and 18.3% growth in 2023 before returning to 2019 levels in 2024.

The markets where the majority of our assets are located - Austin, Nashville, Seattle, Dallas and Charleston - have been strong pre-pandemic and the Houston Medical Center asset has been consistent during the pandemic. Austin, Nashville, and Dallas markets are in the top 5 Overall Real Estate Prospects by market within the Emerging Trends in Real Estate by Price Waterhouse Coopers Real Estate 2021 Survey and we anticipate the Seattle and Charleston markets will regroup as well.

So, where do we go from here? REIT II currently has about $10.5 Million in cash on hand and restricted cash. Once REIT II is cash flow positive, able to pay back lenders for forborne amounts and satisfy its obligations under the respective loan modifications, we hope that REIT II will be in position to reactivate its share repurchase program and resume paying distributions to shareholders. Our board of directors, in consultation with REIT II’s Advisor, will continue to monitor operations and evaluate the REIT’s financial condition while considering the overall economic environment. We intend to resume the payment of distributions at a time and level determined to be prudent in relation to REIT II’s other cash requirements and as necessary to maintain REIT II’s status for federal income tax purposes.

Thank you for your continued trust and support as we navigate this unprecedented challenge. After making it through 2020, we are hopeful to see continued increases in travel and hotel room demand, which we believe will lead to positive results for the REIT II portfolio. Until then, the Board, the Advisor and REIT II’s management will remain diligent in attempting to preserve the value of your investment.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES